Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated September 15, 2006, accompanying the consolidated financial statements and schedule included in the Annual Report of Collegiate Pacific Inc. on Form 10-K for the fiscal year ended June 30, 2006. We hereby consent to the incorporation by reference of said report in this Registration Statement of Collegiate Pacific Inc. on Form S-8.
/s/ Grant Thornton LLP
Dallas, Texas
June 29, 2007